Item 6. (a)


                                         EXHIBIT 11

                           Statement Re Computation of Per Share Earnings
                                    (dollars in thousands)


                                                                   Quarter  Ended                 Six Months Ended
                                                                         June 30,                      June 30,
                                                                 1995            1994            1995          1994
Net income                                                      $2,148         $2,372           $4,297      $5,073
Less:  Preferred stock dividend requirements                        43             43               86          86
Net income applicable to common stock                           $2,105         $2,329           $4,211      $4,987



Weighted average common shares outstanding                     943,533        945,533          943,533     945,533



Earnings per common share                                        $2.23          $2.46            $4.46       $5.27




                                                                 Page 19

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